Exhibit 99.1

Ford Credit Reports Second Quarter Pre-tax Profit of $454 Million; Net Income of $275 Million*

DEARBORN, Mich., July 24, 2013 – Ford Motor Credit Company reported a pre-tax profit of $454 million in the second quarter of 2013, compared with $438 million a year earlier. The increase in pre-tax earnings is more than explained by higher receivables and financing margin, offset partially by lower credit loss reserve reductions. Ford Credit's net income was $275 million in the second quarter, compared with $296 million in the previous year.

"We are pleased with our second quarter results and our continuing receivables growth," Ford Credit Chairman and CEO Bernard Silverstone said. "Our focused support of Ford, our customers and dealers continues to benefit the enterprise."

On June 30, 2013, Ford Credit's net receivables totaled $94 billion, compared with $90 billion at year-end 2012. Managed receivables were $95 billion at June 30, 2013, up from $91 billion at year-end 2012. Managed leverage was 8.3:1 at June 30, 2013, unchanged from year-end 2012.

Ford Credit continues to expect full year 2013 pre-tax profits to be about equal to 2012 and planned distributions of about $200 million for the year. Ford Credit now expects year-end managed receivables in the range of $97 billion to $102 billion, which is within the prior range of $95 billion to $105 billion.

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About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is a wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com or www.lincolnafs.com.

Contacts:	Margaret Mellott	Molly Tripp
	Ford Credit	Ford Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com

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*	The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford Credit's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Risk Factors

Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford's market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford's new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford's ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law "ownership change;"

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.  For additional discussion, see "Item 1A, Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED INCOME STATEMENT
For the Periods Ended June 30, 2012 and 2013
(in millions)

	Second Quarter		First Half
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Financing revenue
Operating leases	$636	$791	$1,237	$1,522
Retail	471	436	958	882
Interest supplements and other support costs earned from affiliated companies	583	583	1,211	1,166
Wholesale	235	255	482	495
Other	13	14	26	29
Total financing revenue	1,938	2,079	3,914	4,094
Depreciation on vehicles subject to operating leases	(583)	(725)	(1,168)	(1,367)
Interest expense	(774)	(682)	(1,577)	(1,365)
Net financing margin	581	672	1,169	1,362
Other revenue
Insurance premiums earned	25	30	51	59
Other income, net	57	46	122	123
Total financing margin and other revenue	663	748	1,342	1,544
Expenses
Operating expenses	248	240	491	490
Provision for credit losses	(51)	20	(75)	49
Insurance expenses	28	34	36	44
Total expenses	225	294	452	583
Income before income taxes	438	454	890	961
Provision for income taxes	142	179	299	322
Net income	$296	$275	$591	$639

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Periods Ended June 30, 2012 and 2013
(in millions)

	Second Quarter		First Half
	2012	2013	2012	2013
	(unaudited)		(unaudited)
Net income	$296	$275	$591	$639
Other comprehensive income/(loss), net of tax
Foreign currency translation	(252)	(51)	(44)	(238)
Total other comprehensive income/(loss), net of tax	(252)	(51)	(44)	(238)
Comprehensive income	$44	$224	$547	$401

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY

CONSOLIDATED BALANCE SHEET
(in millions)

	December 31, 2012	June 30, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$9,189	$7,421
Marketable securities	2,106	3,084
Finance receivables, net	75,063	76,434
Net investment in operating leases	14,701	17,569
Notes and accounts receivable from affiliated companies	1,173	967
Derivative financial instruments	1,256	784
Other assets	2,256	2,226
Total assets	$105,744	$108,485

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,072	$1,234
Affiliated companies	234	646
Total accounts payable	1,306	1,880
Debt	89,258	90,822
Deferred income taxes	1,669	1,698
Derivative financial instruments	400	380
Other liabilities and deferred income	3,458	3,679
Total liabilities	96,091	98,459

SHAREHOLDER’S INTEREST
Shareholder's interest	5,274	5,274
Accumulated other comprehensive income	743	505
Retained earnings	3,636	4,247
Total shareholder's interest	9,653	10,026
Total liabilities and shareholder's interest	$105,744	$108,485

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities ("VIEs"). These assets and liabilities are included in the consolidated balance sheet above.

	December 31, 2012	June 30, 2013
	(unaudited)
ASSETS
Cash and cash equivalents	$2,877	$2,838
Finance receivables, net	47,190	44,862
Net investment in operating leases	6,308	6,282
Derivative financial instruments	4	36

LIABILITIES
Debt	$40,245	$39,426
Derivative financial instruments	134	40

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit's financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles ("GAAP"), as well as financial measures that include adjustments from GAAP.

 RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Net Finance Receivables and Operating Leases	December 31, 2012	June 30, 2013
Receivables (a)	(in billions)
Finance Receivables – North America Segment
Consumer
Retail financing	$39.5	$39.5
Non-Consumer
Dealer financing (b)	19.5	20.2
Other	1.1	1.0
Total North America Segment – finance receivables	60.1	60.7
Finance Receivables – International Segment
Consumer
Retail financing	9.0	9.1
Non-Consumer
Dealer financing (b)	7.5	8.0
Other	0.4	0.4
Total International Segment – finance receivables	16.9	17.5
Unearned interest supplements	(1.5)	(1.4)
Allowance for credit losses	(0.4)	(0.4)
Finance receivables, net	75.1	76.4
Net investment in operating leases	14.7	17.6
Total receivables	$89.8	$94.0

Memo: Total managed receivables (c)	$91.3	$95.4

Managed Leverage Calculation	December 31, 2012	June 30, 2013
	(in billions)
Total debt (d)	$89.3	$90.8
Adjustments for cash, cash equivalents, and marketable securities (e)	(10.9)	(10.0)
Adjustments for derivative accounting (f)	(0.8)	(0.2)
Total adjusted debt	$77.6	$80.6

Equity (g)	$9.7	$10.0
Adjustments for derivative accounting (f)	(0.3)	(0.3)
Total adjusted equity	$9.4	$9.7

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	8.3	8.3
Memo: Financial statement leverage (to 1) = Total debt / Equity	9.2	9.1
__________

(a)
Includes finance receivables (retail and wholesale) and net investment in operating leases reported on Ford Credit's balance sheet that have been sold for legal purposes in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables are available only for payment of the debt issued in and other obligations of the securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit's other creditors.

(b)	Dealer financing primarily includes wholesale loans to dealers to finance the purchase of vehicle inventory.

(c)	Equals total receivables, excluding unearned interest supplements of $(1.5) billion at December 31, 2012 and $(1.4) billion at June 30, 2013.

(d)
Includes debt reported on Ford Credit's balance sheet that is issued in securitization transactions and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to the excess cash flows not needed to pay the debt issued in and other obligations of these securitization transactions.

(e)	Excludes marketable securities related to insurance activities.

(f)
Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.

(g)	Shareholder's interest reported on Ford Credit's balance sheet.